Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Green Bankshares, Inc.:
We consent to the use of our reports dated March 14, 2008, with respect to the consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ending December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007 which reports appear in Green Bankshares, Inc.’s 2007 Annual Report on Form 10-K, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the 2007 consolidated financial statements refers to a change in accounting for income taxes.
/s/ Dixon Hughes PLLC
Atlanta, Georgia
January 22, 2009